Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2005, in the Registration Statement and related Prospectus of Goodman Global Holdings, Inc. for the registration of $400,000,000 aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012, and $250,000,000 aggregate principal amount of Series B Senior Floating Rate Notes due 2012.

/s/ Ernst & Young LLP

Houston, Texas

September 20, 2005